Exhibit 99.1

Jefferies

The Board of Directors

PacWest Bancorp

10250 Constellation Blvd., Suite 1640

Los Angeles, California 90067

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated July 22, 2013, to the Board of Directors of PacWest Bancorp (“PacWest”) as Appendix F to, and to the reference thereto, quotation therefrom, or summarization thereof, under the captions “SUMMARY — Opinion of Financial Advisors — PacWest Financial Advisor,” “THE MERGER — Background of the Merger,” “THE MERGER — Recommendation of the PacWest Board of Directors and Reasons for the Merger” and “THE MERGER — Opinion of PacWest’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed transaction involving PacWest and CapitalSource Inc. (“CapitalSource”), which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of PacWest. By giving such content, we do not thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose content is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/S/ JEFFERIES LLC
JEFFERIES LLC

October 25, 2013